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                                                                  Exhibit 10.19

                               September 29, 2003

Gary Onn

Dear Gary:                                                    24420 SE 4th Court

                                                              Issaquah, WA 98029

     This letter ("Agreement") sets forth terms and conditions which will apply to your performance of services for QuatRx Pharmaceuticals Company ("QuatRx"), which will commence November 1, 2003. You and QuatRx acknowledge as follows:

     I. POSITION AND RESPONSIBILITIES. YOU will serve in the capacity of Chief Financial Officer and report to Dr. Robert L. Zerbe, President and CEO.

     You will also work in cooperation with other QuatRx officers and employees. You will perform and discharge such other reasonable responsibilities and duties as may be assigned to you. You will perform your duties to the best of your ability during your employment. You will devote your full working time, attention and energies to, and use your best efforts, ability and fidelity in the performance of, your duties and obligations.

     2. COMPENSATION AND BENEFITS.

     (a) Salary. You will be paid a salary at the rate of $175,000 per year during the continuance of your employment or such other salary as may subsequently be agreed to by you and QuatRx, acting through its Board of Directors. Salary will be paid monthly in arrears. Your salary will he reviewed and subject to change at least annually.

     (h) Benefits. You will receive such benefits, including without limitation bonus, retirement/401(k). health insurance and vacation, as are similar to the range of benefits afforded to other employees of QuatRx at similar levels of responsibility and which are approved by QuatRx. (c) Business Expenses. Upon submission of proper documentation and in accordance with the standard written policies of QuatRx, you will be reimbursed for all ordinary and necessary business expenses or business related entertainment expenses incurred in connection with the performance of the services to be provided by you under this Agreement.

     (d) Relocation Allowance. You will be provided a net expense allowance of $25,000, payable in cash and without withholding upon your joining the Company, to use in your discretion for expenses you incur in connection with your relocation and travel between the Company's offices and your current residence, including without limitation air travel for you and your family, lodging and other travel expenses, moving costs, establishment of a second residence and related fees and expenses, and other costs that you incur that are reasonably related to your relocation and the establishment and maintenance of a second residence. The

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amount of the allowance payment will he grossed up so that the net amount realized by you after taxes is $25,000.

     (e) Realtor Allowance. You will be reimbursed up to $35,000, before gross-up for income and employment related taxes, for commissions actually paid by you to real estate sales agents in connection with the sale of your current principal residence occurring while you are employed by the Company. Reimbursement will be grossed-up for applicable federal, state and municipal income, withholding, social security and other taxes on amounts paid you which are not deductible by you on personal tax returns and will be made at the time commissions become due as evidenced.

     3. STOCK OPTIONS.

     (a) Grant. Subject to and conditioned on the approval of' the Board of Directors of QuatRx (the "Board"), acting in its capacity as committee under the QuatRx 2000 Equity Incentive Plan, QuatRx shall grant to you options to purchase up to 400,000 shares of the common stock of QuatRx at a price per share to be determined by the Board in accordance with the Equity Incentive Plan (the "Options"). The Options will be treated as incentive stock options under applicable tax laws. The Options qualify for exemption under Rule 701 under the Securities Act of 1933. The receipt and exercise of the Options shall be further subject to you signing (following the Board's approval) and complying with the terms, conditions, representations and warranties set forth in the QuatRx Pharmaceuticals Company Stock Option Grant Agreement and the QuatRx Pharmaceuticals Company Stock Option Grant Notice.

     (h) Vesting Schedule. Subject to and conditioned on the APPROVAL of the Board, the Options will vest in accordance with the following schedule:

Date                                Portion Vested
----                                --------------
November 1, 2004                    1/4 of the Options (100,000 shares)

For each full month of employment   l/48th of the Options (an additional
thereafter                          8,333.34 shares) for each such full month of
                                    employment (not to exceed 100% of the
                                    Options)

     (c) The above vesting schedule will be subject to acceleration under certain conditions specified in the Notice of Grant and related Stock Option Agreement, including without limitation in connection with a Corporate Transaction and in the event of termination of employment without Cause.

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     (d) You agree that upon your first exercise of the option and as a condition to your purchase of shares thereunder, you will execute and deliver
(a) a Voting Agreement setting forth certain restrictions on and agreements regarding the voting of the shares and (h) a Stock Restriction Agreement imposing certain restrictions on your ability to transfer the shares you purchase and imposing certain co-sale obligations on your transfer of shares, each in a form substantially identical to the Second Amended and Restated Voting Agreement and the Second Amended and Restated Stock Restriction Agreement signed by the holders of Quatrx common stock dated as of May 15, 2003.

     4. SEVERANCE. Upon termination of your employment by the Company without Cause (as defined in the Stock Option Agreement), you will be entitled to a severance payment equal to 9 months' salary based on your then current salary level, payable to you monthly by the fifth day of each calendar month for the nine months following the month in which termination of your employment is effective, subject to applicable withholding taxes.

     5. TAXES. Payments of amounts under this Agreement will be subject to reduction by the amount of any applicable Federal, state, and municipal income, withholding, social security and other taxes, state disability (workers' compensation) insurance, and any other items which may be required or authorized to be deducted by law. You will be solely responsible for filing any elections under applicable tax laws (including, by way of example and not limitation, elections under Section 83(b) of the Internal Revenue Code of 1986, as amended).

     6. At WILL EMPLOYMENT. There is no fixed or minimum term to your employment by us. In consideration of your employment, you recognize that you are serving solely at our will and that your employment can he terminated by us, with or without cause, at any time, with or without notice from us. Your "at-will" status cannot be modified without an express written agreement specifically modifying such "at-will" status signed by both you and our President. You agree that there is no continuing right to compensation.

     7. RESTRICTIONS ON DISCLOSURE OF INFORMATION. Concurrently with your execution of this letter you will execute and deliver a Confidentiality, Nondisclosure and Invention Assignment Agreement.

     8. MAINTENANCE OF RECORDS. Upon termination of your employment, you will deliver to QuatRx all files and records of any nature which are in your possession or control and which relate in any manner to your employment or to the activities of QuatRx or any other entity that directly or indirectly controls, is controlled by, or is under common control with QuatRx ("Affiliate"), without retaining any copies thereof', as well as all other property of QuatRx and its Affiliates.

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Please execute a copy of this letter to indicate your agreement with the foregoing,

                                        Very truly yours,

                                        QUATRX PHARMACEUTICALS COMPANY

                                        Robert L. Zerbe, Chief Executive Officer

Agreed:


/s/ Gary Onn
-------------------------------------
Mr. Gary Onn

Date: September 29, 2003